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                                                                     EXHIBIT 8.2




                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]









                                                                 August 13, 1998


                       Corporate Property Investors, Inc.


Dear Sirs:

                  We have acted as your counsel in connection with the merger contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 18, 1998, among Simon DeBartolo Group, Inc., a Maryland corporation ("SDG"), Corporate Property Investors, Inc., a Delaware corporation ("CPI"), and Corporate Realty Consultants, a Delaware corporation ("CRC"). In that connection, you have asked for our opinion regarding CPI's current qualification as a real estate investment trust (a "REIT") within the meaning of
Section 856(a) of the Internal Revenue Code of 1986, as amended to date (the "Code") for purposes of the Proxy Statement/Prospectus dated August 13, 1998 (the "Proxy Statement"), to be distributed to stockholders of SDG in connection with their approval of the Merger Agreement.

                  For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Declaration of Trust dated June 24, 1971, pursuant to which CPI was previously organized, and the Trustees' Regulations of CPI adopted as authorized in the Declaration of Trust, in each case as in effect prior to CPI's incorporation as a Delaware corporation, (b) the Certificate of Incorporation of CPI dated March 10, 1998, and the Bylaws of CPI (c) certain information statements, offering circulars and similar documents that were prepared in connection with CPI securities offerings and borrowing transactions, (d) the records of the proceedings of the Directors and Trustees, as applicable, of CPI and the Investment Committee thereof, (e) certain Annual Reports issued by CPI, (f) an audited annual financial statement of CPI showing the nature and amount of its assets for the calendar year 1997 and the nature and amount of the income
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realized by it in the calendar year 1997 and unaudited financial statements showing such information for each quarter in 1997 and the first two quarters of 1998, (g) a schedule showing certain information concerning the owner ship of shares of CPI in 1997, (h) a representation letter from CPI dated August 13, 1998 regarding certain factual matters and (i) such other documents and records as we deemed necessary for purposes of rendering such opinion. We also have relied upon certain additional information as to matters of fact furnished by officers and representatives of CPI.

                  Based upon the foregoing, we are of opinion that, subject to compliance by CPI with the requirement of timely filing a return as a REIT for its taxable year ended December 31, 1997, the making of an appropriate dividends paid election therein and the distribution of sufficient dividends attributable to such taxable year to satisfy Section 857(a) of the Code, (i) CPI qualified as a REIT within the meaning of Section 856(a) of the Code for its taxable year ended December 31, 1997, and that, if CPI continues its operations in the same manner as its operations from January 1, 1997 to the date hereof, CPI will continue to so qualify and (ii) subject to the provisions of Section 7002 of the IRS Restructuring and Reform Act of 1998, CPI and CRC are grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984. As part of the foregoing opinion, we have reached the opinion that CPI has qualified as a REIT in each of the five years preceding 1997.

                  Although we have assumed for purposes of this opinion that CPI will continue its operations in the same manner as its operations from January
1, 1997 to the date hereof, we note that CPI's operations are expected to change as a result of the merger contemplated by the Merger Agreement. We express no opinion as to the effect of any such change in CPI's ability to qualify as a
REIT or otherwise express any opinion regarding CPI's qualification as a REIT after such merger.
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                  We consent to the filing of this opinion as Exhibit 8.2 to the
Proxy Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                        Very truly yours,

                                        /s/ Cravath, Swaine & Moore
                                            -----------------------






Corporate Property Investors
      Three Dag Hammarskjold Plaza
            305 East 47th Street
                  New York, NY 10017

Attention of Mr. Harold E. Rolfe, Esq.
             Vice President & General Counsel